Exhibit 10.1

RADIUS HEALTH, INC.

December 1, 2011

Mr. Michael S. Wyzga

80 Beacon Street

Boston, MA  02108

Dear Mike:

On behalf of Radius Health, Inc. (the “Company”), with offices at 201 Broadway, Cambridge, MA, 02139, I am pleased to offer you full-time employment with the Company effective as of December 5, 2011 (the “Effective Date”).  You will serve as the President and Chief Executive Officer of the Company reporting to the Board of Directors of the Company (the “Board”).  The term “Agreement” as used below means this letter agreement.

Cash Compensation

In this position, you will earn a salary at the annualized rate of $500,000, or such greater amounts as subsequently determined by the Board (your “Annual Base Salary”), payable in accordance with the normal payroll practices of the Company.

Beginning with calendar year 2012 you will be eligible for an annual discretionary bonus (your “Annual Bonus”), which Annual Bonus will be targeted at 50% (your “Target Bonus”) of your Annual Base Salary.  Any Annual Bonus will be based on both individual and corporate performance and the amount of any such Annual Bonus will be determined by the Board.  Annual Bonuses will be paid to you when generally paid to other senior executives of the Company.

You will also be eligible to receive a milestone bonus equal to 25% of your Annual Base Salary based on the consummation by the Company of a successful financing with proceeds to the Company of at least $60 million from new investors (the “Milestone Bonus”), as reasonably determined by the Board; provided that the Milestone Bonus shall be equal to 50% of your Annual Base Salary if the price per share of the Company’s common stock (“Common Stock”) attained in connection with such successful financing is greater than or equal to $8.142 on an as-converted basis (as adjusted for stock splits and other similar events), as reasonably determined by the Board.  The Milestone Bonus will be paid within thirty (30) days following the date that the Board determines that the Milestone Bonus has been earned.

Equity Incentive

Subject to Board approval, the Company will grant to you a stock option (the “Option”) under the Radius Health, Inc. 2011 Equity Incentive Plan (the “Plan”) for the purchase of 1,530,000 shares of Common Stock at a price per share equal to the fair market value of such Common Stock, as determined by the Board at the time of grant.  The Option will be subject to all terms, vesting schedule (25% on the first anniversary of your hire date and the remainder quarterly over the following three years) and other provisions set forth in the Plan and in a separate option agreement.

Benefits; Expenses

You will be eligible to participate in all of the employee benefit plans that the Company generally makes available to its full-time regular employees (other than severance plans), including group health plans, life, disability and AD&D insurances, a 401k plan, tuition reimbursement, parking or public transportation and various types of paid time off, subject to the terms and conditions of such benefit plans.  You will be eligible to accrue up to 20 days of vacation (in addition to Company holidays).  The Company reserves the right to terminate, modify or add to its benefits and benefit plans at any time.

The Company will reimburse you for all reasonable business expenses incurred by you in connection with the discharge of your duties for the Company, subject to the Company’s expense reimbursement policy in effect from time to time.

Duties; Board Service

During your employment with the Company you will have such duties, responsibilities and authority as is customarily assigned to individuals serving in the position of President and Chief Executive Officer, and such other duties, responsibilities and authority consistent with your position as the Board specifies from time to time.  During your employment with the Company you agree to devote your full business time, attention and energies to the performance of all of the lawful duties, responsibilities and authority that may be assigned to you hereunder, except for vacation time and absence for sickness and similar disability.  Nothing contained in this Agreement will preclude you from (i) serving as an officer or director of, or member of a committee of the directors of, the corporations or organizations for which you presently serve in such capacity, (ii) devoting time to personal and family investments, (iii) serving as a director of any not-for-profit company, or (iv) from participating in charitable or industry associations; provided, that such activities or services do not (x) materially interfere with your duties hereunder; or (y) violate the terms of the Confidentiality and Non-Competition Agreement you enter into with the Company.  You will be subject to and comply with the written policies and procedures generally applicable (and provided) to senior executives of the Company to the extent such policies and procedures are not inconsistent with any term of this Agreement (including any negatively implied term).

During your employment with the Company, the Company will nominate you for election as a member of the Board, and you agree to serve as a member of the Board for each period for which you are so elected.  You and the Board agree to work together to appoint an additional independent member to the Board.  Upon your termination of employment from the Company for any reason, unless otherwise specified in a written agreement between you and the Company, you will be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, and agree to take all actions reasonably requested by the Company to effectuate the foregoing

Term and Termination

a.             Term.  This Agreement will commence on the Effective Date and may be terminated at any time by you or by the Company with or without cause, subject to the severance provisions set forth below. You and the Company acknowledge and agree that your employment is and will continue to be at-will and that nothing in this Agreement will confer upon you any right with respect to continuation of employment by the Company, nor will it interfere in any way with your right or the Company’s right to terminate your employment at any time.

b.             Termination Upon Death or Disability.  Your employment will terminate automatically upon your death.  If the Company determines in good faith that your Disability, as defined below, has occurred during the term of this Agreement, it may give you written notice of its intention to terminate your employment.  In such event, your employment will terminate effective on the 30th day after you receive such notice, provided that, within the 30 days after such receipt, you will not have returned to full-time performance of your duties.  For purposes of this Agreement, “Disability” will mean your inability to perform the essential duties of your job on a full-time basis for 180 calendar days during any consecutive twelve-month period or for 90 consecutive days as a result of incapacity due to mental or physical illness.  Upon termination as the result of Disability, the Company will have no further obligations to you other than to pay your benefits in accordance with the Company’s then applicable benefit plans, reimburse any outstanding business expenses, pay your earned but unpaid Annual Base Salary and pay your accrued, unused vacation time, in each case, through the date of termination (the “Accrued Obligations”).

c.             Termination for Cause or without Good Reason.  The Company may terminate your employment at any time during the term of this Agreement for Cause, as defined below, and you may resign from employment without Good Reason, as defined below, and the Company will have no further obligations to you other than to pay your Accrued Obligations.

d.             Termination without Cause or for Good Reason.  The Company may terminate your employment at any time during the term of this Agreement without Cause (as defined below, which will not include termination due to Disability) or you may terminate your employment with Good Reason (as defined below) within 90 days following an event that constitutes Good Reason, by notifying the other party in writing of its/your intent to terminate your employment without Cause or for Good Reason, and you will be entitled to receive, in addition to your Accrued Obligations and subject to subsection (e) regarding the execution and non-revocation of a Release:

(i)  An amount equal to your Annual Base Salary, which amount will be paid over the twelve month period following the date of your termination in accordance with the Company’s normal payroll procedures;

(ii) A payment equal to the Annual Bonus that you would have been entitled to receive had you remained employed by the Company pursuant to this Agreement for the entire calendar year during which your termination date occurs, which Annual Bonus will be determined by the Board based on the Company’s performance for such calendar year and in accordance with the terms of the applicable bonus program for such calendar year, payable in a lump sum on the date on which annual bonuses for the calendar year in which the termination date occurs are paid to the Company’s executive officers generally, but in all events such payment will be made no later than March 15 of the calendar year following the calendar year in which the termination date occurs;

(iii) Direct payment to the carrier for or reimbursement to you for the premiums necessary for you to continue to participate in the Company’s then applicable group medical plan, as it may be changed from time to time, for the twelve month period immediately following your termination; and

(iv) In the event the termination of your employment under this clause (d) occurs upon or within twelve (12) months immediately following a Change of Control (as defined in the Plan,

except that clause (d) of such definition will not constitute a Change of Control), (y) vesting acceleration of all outstanding equity award of the Company held by you, and (z) in lieu of any potential payment under clause (ii) above, a payment equal to your Target Bonus, which amount will be paid on in a lump sum on the First Payment Date (as defined below).

For purposes of this Agreement, “Cause” means: (i) your commission of an act of fraud, embezzlement or theft against the Company; (ii) your conviction of, or a plea of no contest to, a felony; (iii) willful nonperformance by you (other than by reason of illness) of your material duties as an employee of the Company; (iv) your material breach of this Agreement or any other material agreement between you and the Company; or (v) your gross negligence, willful misconduct or any other act of willful disregard for the Company’s best interests.  In order for a termination of employment by the Company to be considered to have been made for Cause, the Company must first provide you with notice of its intent to terminate you for Cause, which notice will provide a detailed explanation of what events triggered Cause, and you must fail to cure such Cause events, to the extent curable, within 10 days following the date of such notice; provided, that if you trigger Cause with respect to an event that is similar to an event that you cured within the prior six months, then the Company will not be required to provide you with an opportunity to cure the subsequent event.

For purposes of this Agreement, “Good Reason” means, without your written consent: (i) any failure by the Company to comply with any of the provisions of this Agreement relating to Base Salary, Annual Bonus or Equity Compensation under this Agreement, excluding for such purpose any isolated, insubstantial, and inadvertent action not taken in bad-faith and which is remedied by the Company promptly after receipt of written notice thereof from you; (ii) a material diminution in your duties, responsibilities or authority; (iii) the imposition by the Company of any requirement that you relocate your office to a location greater than a 30 mile distance from the Company’s current offices at 201 Broadway, Cambridge, MA, 02139 and (iv) a material breach by the Company of any material written agreement between the Company and you.  In order for a termination of employment by you to be considered to have been made for Good Reason, you must first provide the Company with notice of your intent to resign for Good Reason, which notice will provide a detailed explanation of what events triggered Good Reason, and the Company must fail to substantially cure such Good Reason events within 30 days following the date of such notice.

e.             Release of Claims.  Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, prior to the payment by the Company of the termination payments and benefits provided for in this Agreement as the result of a termination of your employment, and as a condition to such payments, you must sign and not revoke a general release of all potential claims your may have against the Company or any of its affiliates in the form provided to you by the Company (the “Release”), which Release must be signed on or following your date of termination and become effective within thirty (30) days following the date of your termination.  For purposes of this Agreement, the “First Payment Date” means the first normal payroll payment date of the Company falling on or after the thirtieth (30th) day after the date of termination of your employment with the Company and notwithstanding anything in this Agreement to the contrary, any severance payments that would have been paid before the First Payment Date, will be paid on the First Payment Date and the vesting acceleration provided above will not occur until the date the Release becomes effective.

Tax Liability

All compensation amounts payable pursuant to this Agreement will be subject to all applicable tax and other withholdings.  Anything in this Agreement to the contrary notwithstanding, if (A) on the date of termination of your employment with the Company, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code (the “Code”)), (B) if it is determined by the Company that you are a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, and (C) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code as a result of such termination, you would receive any payment that, absent the application of this paragraph, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment will be payable prior to the date that is the earliest of (i) 6 months after your termination date, (ii) your death or (iii) such other date as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment).  Anything in this Agreement notwithstanding, you will not be entitled to any severance payments or benefits under this Agreement unless your termination of employment also constitutes a “separation from service” within the meaning of the regulations under Section 409A of the Code.  Each payment under this Agreement will be considered a separate and distinct payment for purposes of Section 409A of the Code.  It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code.

Contingencies

This offer, and any employment pursuant to this offer, is conditioned upon the following:

•      Your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America prior to your commencement of employment by the Company.

•      Your return of the enclosed copy of this letter and the Company’s standard Confidentiality and Non-Competition Agreement.   By signing and accepting this offer, you represent and warrant that you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company as its employee.

Successors

This Agreement is personal to you and without the prior written consent of the Company you will not assign your entitlements under this Agreement, otherwise than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns.

Indemnification; Claw-Back

The Company will indemnify you to an extent that is not materially less favorable than the indemnification provisions in its charter and by-laws as in effect as of the date hereof, with respect to any action suit or proceeding to which you are made, or threatened to be made, a party by reason of the fact that you are or were an officer of the Company.  In addition, during the term of your employment, the Company will maintain a directors and officers insurance policy upon such terms and in such amount as will be determined by the Company.

All compensation received by you from the Company will be subject to the provisions of any clawback policy implemented by the Company to comply with applicable law or regulation (including stock exchange rules), including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

Applicable Law; Arbitration

This Agreement has been made under and will be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, notwithstanding its choice of law rules to the contrary.

Except as otherwise provided in any Confidentiality and Non-Competition Agreement entered into between you and the Company or as otherwise required by law, any dispute, claim, question or controversy arising under or relating to this Agreement, your employment with the Company or the termination thereof (each such dispute, claim, question or controversy, a “Dispute”) will be resolved by submitting such Dispute to binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules and Procedures and subject to its Employment Arbitration Minimum Standards of Procedural Fairness (collectively, the “Rules”), and pursuant to the procedures set forth in this paragraph.  In the event of any conflict between the Rules and the procedures set forth in this paragraph, the procedures set forth in this paragraph will control.  Any such arbitration will be brought within any otherwise applicable statute of limitations period, and will be the sole and exclusive means for resolving such Dispute (other than as otherwise required by law).  Any arbitration will be held in Boston, Massachusetts, and conducted before a single neutral arbitrator selected by mutual agreement of the parties hereto within 30 days of the initiation of the arbitration or, if they are unable to agree, by JAMS under its rules.  The arbitrator will take submissions and hear testimony, if necessary, and will render a written decision as promptly as practicable.  The arbitrator may grant any legal or equitable remedy or relief that the arbitrator deems just and equitable, to the same extent that remedies or relief could be granted by a state or federal court in the United States.  The decision of the arbitrator will be final, binding and conclusive on all parties and interested persons.  It is the intention of the parties hereto that they will be entitled to fair and adequate discovery in accordance with the Federal Rules of Civil Procedure.  The parties hereto will keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrator.  Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.  All fees and expenses of any arbitration, including, but not limited to, reasonable attorneys’ fees and disbursements of all parties, with respect to a Dispute under this Agreement will be borne by the Non-prevailing Party.  The determination of whether a party is to be deemed the “Non-prevailing Party” in any arbitration will be solely within the province of the arbitrator.

Notice

Any notice, statement or demand required to be given under this Agreement will be in writing and will be sent by hand delivery against receipt, certified mail, return receipt requested or by a nationally recognized overnight carrier to the address of the parties first listed above.

Waiver

The failure of either party to insist upon strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy contained in this Agreement, will not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same will continue and remain in full force and effect.  No waiver by either party of any term or provision of this Agreement will be deemed to have been made unless expressed in writing and signed by such party.

Entire Agreement

If you accept this offer, this Agreement and the Confidentiality and Non-Competition Agreement will constitute the complete agreement between you and the Company with respect to the terms and conditions of your employment.  Any prior or contemporaneous representations (whether oral or written) not contained in this Agreement or the Confidentiality and Non-Competition Agreement or contrary to those contained in this Agreement or the Confidentiality and Non-Competition Agreement that may have been made to you are expressly cancelled and superseded by this offer.   Except as otherwise specified herein, the terms and conditions of your employment may not be changed, except in another written agreement, signed by you and an authorized representative of the Company.

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I look forward to you accepting this offer and to a mutually rewarding relationship.

Sincerely,

/s/ Kurt C. Graves
Kurt C. Graves
Chairman of the Board

I accept the above-described Agreement, on the terms set forth therein.

Dated: December 1, 2011	/s/ Michael S. Wyzga
Signature